Exhibit 99.02

FireLayers Ltd.

2016 EQUITY INCENTIVE PLAN

The FireLayers Ltd. 2016 Equity Incentive Plan became effective upon its adoption by the Company’s Board of Directors on the Effective Date.

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is 492,115 Shares.

2.2 Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3 Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4 Reserved.

2.5 Reserved.

2.6 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Non-Employee Directors render bona fide Services not in connection with the offer and sale of securities in a capital-raising transaction. No

Participant will be eligible to receive more than 500,000 Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of 500,000 Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1 Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c)  select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)  determine the number of Shares subject to an Award or other consideration subject to Awards;

(f)  determine the Fair Market Value in good faith, if necessary;

(g)  grant waivers of Plan or Award conditions;

(h) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(i)   determine whether an Award has been earned;

(j)  determine the terms and conditions of any, and to institute any, Exchange Program;

(k) reduce or waive any criteria with respect to Performance Factors;

(l)   adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(m)          make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

4.4 Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5 Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

5. OPTIONS. The Committee may grant Options to eligible Employees, Consultants, Directors of the Company or any Parent or Subsidiary of the Company and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x)

determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2 Date of Grant. The date of grant of an Option will be the date on which the

Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company. The Exercise Price of a NSO may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

5.5 Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination of Service. The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.

(b) If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c)  If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (with any exercise beyond (a) three (3) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s Service terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(d) Unless determined otherwise by the Committee or as may otherwise be set forth in a Participant’s Award Agreement, if the Participant’s Service terminates for Cause, then Participant’s Options (whether vested or unvested) shall expire on the date Participant’s Service terminates for Cause, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause will have the meaning as set forth in the Plan.

5.7 Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the

Company Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3 Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.4 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, Director of the Company or any Parent or Subsidiary of the Company that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.5 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s termination of Service on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3 Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.4 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

10.  PERFORMANCE AWARDS.

10.1 Performance Awards. A Performance Award is an award to an eligible Employee, Consultant, or Director of the Company or any Parent or Subsidiary of the Company of a cash bonus or an award of Performance Shares denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Shares. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than $10,000,000 in Performance Awards in any calendar year under this Plan.

10.3 Value, Earning and Timing of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4 Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

11.  PAYMENT FOR SHARE PURCHASES.

Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)  by waiver of compensation due or accrued to the Participant for Services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e)  by any combination of the foregoing; or

(f)  by any other method of payment as is permitted by applicable law.

12.  GRANTS TO NON-EMPLOYEE DIRECTORS.

12.1 Types of Awards. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2 Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13.  WITHHOLDING TAXES.

13.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2 Stock Withholding. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14.  TRANSFERABILITY.

14.1 Transfer Generally. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

14.2 Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued Service to the Company or its Parent or Subsidiary, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES. All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval the Committee may (i) reprice Options or SARS (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARS, the consent of the affected Participants is not required provided written notice is provided to them), and (ii) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19.  SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20.  NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21.  CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. The Board shall have full power and authority to structure one or more outstanding Awards under the Plan so that those Awards shall vest and become exercisable on an accelerated basis for all or a portion of the shares of Common Stock at the time subject to those Awards, should the Participant’s Service subsequently terminate by reason of an Involuntary Termination in connection with, or within a designated period of the effective date of, a Corporate Transaction. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, each Award that has not already terminated in accordance with the Plan or the applicable Award Agreement shall have the vesting thereunder automatically accelerate immediately prior to the effective date of the Corporate Transaction as to the portion of the shares that would have vested under such Award as if an Involuntary Termination had occurred on the day following the effective date of the Corporate Transaction, and each of those particular Awards will also become exercisable for all of the shares of Common Stock subject to the accelerated portion of such Award and may be exercised for any or all of those accelerated shares as fully vested shares of Common Stock prior to the consummation of the Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

21.2 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this

Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

21.3 Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the later of (a) the Effective Date or (b) the date the Board adopted the most recent increase in the number of shares of Common Stock available under Section 2 which was approved by the Company’s stockholders. The Plan shall be governed by, and construed in accordance with, the laws of Delaware, provided that if the Plan is assumed by a Successor Company which is incorporated in a different jurisdiction, for corporate and security law purposes, the Plan shall be governed by the laws of such jurisdiction (except its choice-of-law provisions).

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Award Transfer Program” means any program instituted by the Committee which would permit

Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

“Board” means the Board of Directors of the Company.

“Cause” means, except as otherwise provided in a Participant’s employment agreement or award Agreement, the Participant’s termination of Service because of (a) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or a Parent or Subsidiary of the Company, the Participant’s conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (b) the Participant’s commission of an act of personal dishonesty which involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (c) any material breach by the Participant of any provision of any agreement or understanding between the Company or any Parent or Subsidiary of the Company and the Participant regarding the terms of the Participant’s Service as an employee, officer, director or consultant to the Company or a Parent or Subsidiary of the Company, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee, officer, director or consultant of the Company or a Parent or Subsidiary of the Company, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or a Parent or Subsidiary of the Company and the Participant, (d) Participant’s disregard of the policies of the Company or any Parent or Subsidiary of the Company so as to cause loss, damage or injury to the property, reputation or employees of the Company or a Parent or Subsidiary of the Company, (e) any other misconduct by the Participant which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or a Parent or Subsidiary of the Company; or (f) Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested his/her cooperation.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” means the common stock of the Company.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Proofpoint, Inc. or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render Services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the day immediately prior to the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither Service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c)  in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Involuntary Termination” means the termination of the Service of any Participant which occurs by reason of: (a) such Participant’s involuntary dismissal or discharge by the Company for reasons other than Cause, or (b) such Participant’s voluntary resignation following (i) a change in Participant’s position with the Company which materially reduces the Participant’s duties and responsibilities or the level of management to which Participant reports, (ii) a reduction in Participant’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (ii) a relocation of such Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the Participant’s consent.

“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who holds an Award under this Plan.

“Performance Award” means cash or “Performance Shares” granted pursuant to Section 10 or Section 12 of the Plan.

“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures (whether or not in comparison to other peer companies), either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a) Profit Before Tax;

(b) Billings;

(c)  Revenue;

(d) Net revenue and/or net revenue growth;

(e)  Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

(f)  Operating income and/or operating income growth;

(g)  Operating cash flow return on income;

(h) Adjusted operating cash flow return on income;

(i)   Operating margin;

(j)  Operating profit;

(k) Controllable operating profit, or net operating profit;

(l)   Net Profit;

(m) Gross margin;

(n) Operating expenses or operating expenses as a percentage of revenue;

(o) Net income and/or net income growth;

(p) Earnings per share and/or earnings per share growth;

(q) Total stockholder return and/or total stockholder return growth;

(r)  Market share;

(s)  Return on assets or net assets;

(t)  The Company’s stock price;

(u) Growth in stockholder value relative to a pre-determined index;

(v) Return on equity;

(w) Return on invested capital;

(x) Cash Flow (including free cash flow or operating cash flows)

(y) Cash conversion cycle;

(z)  Economic value added;

(aa) Individual confidential business objectives;

(bb) Contract awards or backlog;

(cc) Overhead or other expense reduction;

(dd) Credit rating;

(ee) Strategic plan development and implementation;

(ff) Succession plan development and implementation;

(gg) Improvement in workforce diversity;

(hh) Customer indicators;

(ii) New product invention or innovation;

(jj) Attainment of research and development milestones;

(kk) Improvements in productivity;

(ll) Bookings;

(mm) Attainment of objective operating goals and employee metrics;

(nn) Debt or debt-to-equity;

(oo) Liquidity;

(pp) Intellectual property (e.g., patents)/product development;

(qq) Profit margin;

(rr) Control of expenses;

(ss) Cost of goods sold; and

(tt) Any other factor the Committee so designates.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

“Performance Period” means the period of Service determined by the Committee, not to exceed five (5) years, during which years of Service or performance is to be measured for the Award.

“Plan” means this Proofpoint, Inc. 2012 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Service” shall mean Service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent or Subsidiary of the Company, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

“Shares” means shares of the Company’s Common Stock and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the

Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

Firelayers Ltd.

2016 EQUITY INCENTIVE PLAN

ISRAELI APPENDIX

This Israeli Appendix (the “Appendix”) to the 2016 Equity Incentive Plan (as amended from time to time, the “Plan”) of FireLayers Ltd. (the “Company”) shall apply only to persons who are, or are deemed to be, residents of the State of Israel for Israeli tax purposes.

1.                                      GENERAL

1.1.                                      The Committee, in its discretion, may grant Awards to eligible Employees, Consultants and Directors of the Company or any Parent or Subsidiary of the Company and shall determine whether such Awards are intended to be 102 Awards or 3(9) Awards. Each Award shall be evidenced by a grant, which shall expressly identify the Award type, and be in such form and contain such provisions, as the Board shall from time to time deem appropriate.

1.2.                                      The Plan shall apply to any Awards granted pursuant to this Appendix, provided, that the provisions of this Appendix shall supersede and govern in the case of any inconsistency or conflict, either explicit or implied, arising between the provisions of this Appendix and the Plan.

1.3.                                      Unless otherwise defined in this Appendix, capitalized terms contained herein shall have the same meanings given to them in the Plan.

2.              DEFINITIONS.

2.1.                            “3(9) Award” means any Award representing a right to purchase shares of Ordinary Shares granted by the Company to any Participant who is not an Employee pursuant to Section 3(9) of the Ordinance.

2.2.                            “102 Award” means any Award intended to qualify (as set forth in the Award Agreement) and which qualifies under Section 102, provided it is settled only in shares of Ordinary Shares.

2.3.                            “102 Capital Gain Track Award” means any Award granted by the Company to an Employee pursuant to Section 102(b)(2) or (3) (as applicable) of the Ordinance under the capital gain track.

2.4.                            “102 Non-Trustee Award” means any Award granted by the Company to an Employee pursuant to Section 102(c) of the Ordinance without a Trustee.

2.5.                            “102 Ordinary Income Track Award” means any Award granted by the Company to an Employee pursuant to Section 102(b)(1) of the Ordinance under the ordinary income track.

2.6.                            “102 Trustee Awards” means, collectively, 102 Capital Gain Track Awards and 102 Ordinary Income Track Awards.

2.7.                                      “Affiliate” means, for purpose of 102 Trustee Award, an “employing company” within the meaning and subject to the conditions of Section 102(a) of the Ordinance.

2.8.                                      “Applicable Law” means any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree of any federal, provincial, state or local governmental, regulatory or adjudicative authority or agency, of any jurisdiction, and the rules and regulations of any stock exchange, over-the-counter market or trading system on which the Ordinary Shares of the Company are then traded or listed.

2.9.                                      “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

2.10.                               “Controlling Stockholder” means such term as defined in Section 32(9) of the Ordinance.

2.11.                               “Election” means such term as defined in Section 3.2 below.

2.12.                               “Employee” means an “employee” within the meaning of Section 102(a) of the Ordinance (which as of the date of the adoption of this Appendix means (i) an individual employed by an Israeli company being an Affiliate, and (ii) an individual who is serving and is engaged personally (and not through an entity) as an “office holder” by an Affiliate, excluding any Controlling Stockholder).

2.13.                               “ITA” means the Israel Tax Authority.

2.14.                               “Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, including the Rules and any other regulations, rules, orders or procedures promulgated thereunder, as may be amended or replaced from time to time.

2.15.

2.16.                               “Ordinary Shares” means the ordinary shares, par value NIS 0.01, of the Company.

2.17.                               “Required Holding Period” means such term as defined in Section 3.5.1 below.

2.18.                               “Rules” means the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003.

2.19.                               “Section 102” means Section 102 of the Ordinance.

2.20.                               “Trust Agreement” means the agreement to be signed between the Company, an Affiliate thereof and the Trustee for the purposes of Section 102.

2.21.                               “Trustee” means the trustee appointed by the Board and/or by the Committee to hold the Awards and approved by the ITA.

2.22.                               “Withholding Obligations” as defined in Section 5.5 below.

2

3.                                      102 AWARDS

3.1.                                      Tracks. Awards granted pursuant to this Section 3 are intended to be granted as either 102 Capital Gain Track Awards or 102 Ordinary Income Track Awards. 102 Trustee Awards shall be granted subject to the special terms and conditions contained in this Section 3 and the general terms and conditions of the Plan, except for any provisions of the Plan applying to Awards under different tax laws or regulations.

3.2.                                      Election of Track. Subject to Applicable Law, the Company may grant only one type of 102 Trustee Award at any given time to all Participants who are to be granted 102 Trustee Awards pursuant to this Appendix, and shall file an election with the ITA regarding the type of 102 Trustee Award it elects to grant before the date of grant of any 102 Trustee Award (the “Election”). Such Election shall also apply to any other securities received by any Participant as a result of holding the 102 Trustee Awards. The Company may change the type of 102 Trustee Award that it elects to grant only after the expiration of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election, or as otherwise provided by Applicable Law. Any Election shall not prevent the Company from granting 102 Non-Trustee Awards.

3.3.                                      Eligibility for Awards. Subject to Applicable Law, 102 Awards may only be granted to Employees. Such 102 Awards may either be granted to a Trustee or granted under Section 102 without a Trustee.

3.4.                                      102 Award Date of Grant.

3.4.1.                                Each 102 Award will be deemed granted on the date determined by the Committee, subject to the provisions of the Plan, provided that (i) the Participant has signed all documents required by the Company or pursuant to Applicable Law, and (ii) with respect to any 102 Trustee Award, the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA.

3.4.2.                                Unless otherwise permitted by the Ordinance, any grants of 102 Trustee Awards that are made on or after the date of the adoption of the Plan and this Appendix or an amendment to the Plan or this Appendix, as the case may be, that may become effective only at the expiration of thirty (30) days after the filing of the Plan and this Appendix or any amendment thereof (as the case may be) with the ITA in accordance with the Ordinance shall be conditional upon the expiration of such 30-day period, and such condition shall be read and is incorporated by reference into any corporate resolutions approving such grants and into any Award Agreement evidencing such grants (whether or not explicitly referring to such condition), and the date of grant shall be at the expiration of such 30-day period, whether or not the date of grant indicated therein corresponds with this Section. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in any corporate resolution or Award Agreement.

3.5.                            102 Trustee Awards.

3.5.1.                                Each 102 Trustee Award, each Share issued pursuant to the grant, exercise or vesting of any 102 Trustee Award and any rights granted thereunder, shall be allocated or issued to and registered in the name of the Trustee and shall be held in trust or controlled by the Trustee for the benefit of the Participant for the requisite period prescribed by the Ordinance or such longer period as set by the Committee (the “Required Holding Period”). In the event that the requirements under Section 102 to qualify an Award as a 102 Trustee Award are not met, then the Award may be treated as a 102 Non-

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Trustee Award or 3(9) Award (as determined by the Company), all in accordance with the provisions of the Ordinance. After the expiration of the Required Holding Period, the Trustee may release such 102 Trustee Awards and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Participant has paid any applicable taxes due pursuant to the Ordinance, or (ii) the Trustee and/or the Company and/or the Affiliate withhold(s) all applicable taxes and compulsory payments due pursuant to the Ordinance arising from the 102 Trustee Awards and/or any Shares issued upon exercise or (if applicable) vesting of such 102 Trustee Awards. The Trustee shall not release any 102 Trustee Awards or Shares issued upon exercise or (if applicable) vesting thereof prior to the payment in full of the Participant’s tax and compulsory payments arising from such 102 Trustee Awards and/or Shares or the withholding referred to in (ii) above.

3.5.2.                                Each 102 Trustee Award shall be subject to the relevant terms of the Ordinance, the Rules and any determinations, rulings or approvals issued by the ITA, which shall be deemed an integral part of the 102 Trustee Awards and shall prevail over any term contained in the Plan, this Appendix or the Award Agreement that is not consistent therewith. Any provision of the Ordinance, the Rules and any determinations, rulings or approvals by the ITA not expressly specified in the Plan, this Appendix or Award Agreement that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Participant. The Participant granted a 102 Trustee Award shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Participant shall execute any and all documents that the Company and/or the Affiliate and/or the Trustee determine from time to time to be necessary in order to comply with the Ordinance and the Rules.

3.5.3.                                During the Required Holding Period, the Participant shall not release from trust or sell, assign, transfer or give as collateral, the Ordinary Shares issuable upon the exercise or (if applicable) vesting of a 102 Trustee Award and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period. Notwithstanding the above, if any such sale, release or other action occurs during the Required Holding Period it may result in adverse tax consequences to the Participant under Section 102 and the Rules, which shall apply to and shall be borne solely by such Participant. Subject to the foregoing, the Trustee may, pursuant to a written request from the Participant, but subject to the terms of the Plan and this Appendix, release and transfer such Ordinary Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes and compulsory payments required to be paid upon the release and transfer of the Ordinary Shares, and confirmation of such payment has been received by the Trustee and the Company, and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, any agreement governing the Shares, the Plan, this Appendix, the Award Agreement and any Applicable Law.

3.5.4.                                If a 102 Trustee Award is exercised or (if applicable) vested, the Shares issued upon such exercise or (if applicable) vesting shall be issued in the name of the Trustee for the benefit of the Participant.

3.5.5.                                Upon or after receipt of a 102 Trustee Award, if required, the Participant may be required to sign an undertaking to release the Trustee from any liability with respect to any action or decision duly taken and executed in good faith by the Trustee in relation to the Plan, this Appendix, or any 102 Trustee Awards granted to such Participant hereunder.

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3.6.                                      102 Non-Trustee Awards. The foregoing provisions of this Section 3 relating to 102 Trustee Awards shall not apply with respect to 102 Non-Trustee Awards, which shall, however, be subject to the relevant provisions of Section 102 and the applicable Rules. The Committee may determine that 102 Non-Trustee Awards, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Non-Trustee Award and/or any securities issued or distributed with respect thereto, shall be allocated or issued to the Trustee, who shall hold such 102 Non-Trustee Award and all accrued rights thereon (if any) in trust for the benefit of the Participant and/or the Company, as the case may be, until the full payment of tax arising from the 102 Non-Trustee Awards, the Shares issuable upon the exercise or (if applicable) vesting of a 102 Non-Trustee Award and/or any securities issued or distributed with respect thereto. The Company may choose, alternatively, to require the Participant to provide the Company with a guarantee or other security, to the satisfaction of each of the Trustee and the Company, until the full payment of the applicable taxes.

3.7.                                      Written Participant Undertaking. With respect to any 102 Trustee Award, as required by Section 102 and the Rules, by virtue of the receipt of such Award, the Participant is deemed to have undertaken and confirmed in writing the following (and such undertaking is deemed incorporated into any documents signed by the Participant in connection with the employment or service of the Participant and/or the grant of such Award). The following written undertaking shall be deemed to apply and relate to all 102 Trustee Awards granted to the Participant, whether under the Plan and this Appendix or other plans maintained by the Company, and whether prior to or after the date hereof:

3.7.1.                                The Participant shall comply with all terms and conditions set forth in Section 102 with regard to the “Capital Gain Track” or the “Ordinary Income Track”, as applicable, and the applicable rules and regulations promulgated thereunder, as amended from time to time;

3.7.2.                                The Participant is familiar with, and understands the provisions of, Section 102 in general, and the tax arrangement under the “Capital Gain Track” or the “Ordinary Income Track” in particular, and its tax consequences; the Participant agrees that the 102 Trustee Awards and Shares that may be issued upon exercise or (if applicable) vesting of the 102 Trustee Awards (or otherwise in relation to the Awards), will be held by a trustee appointed pursuant to Section 102 for at least the duration of the “Holding Period” (as such term is defined in Section 102) under the “Capital Gain Track” or the “Ordinary Income Track”, as applicable. The Participant understands that any release of such 102 Trustee Awards or Ordinary Shares from trust, or any sale of the Ordinary Shares prior to the termination of the Holding Period, as defined above, will result in taxation at the marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

3.7.3.                                The Participant agrees to the trust deed signed between the Company, his employing company and the trustee appointed pursuant to Section 102.

4.                                      3(9) AWARDS

4.1.                                      Awards granted pursuant to this Section 4 are intended to constitute 3(9) Awards and shall be granted subject to the general terms and conditions of the Plan, except for any provisions of the Plan applying to Awards under different tax laws or regulations. In the event of any inconsistency or contradictions between the provisions of this Section 4 and the other terms of the Plan, this Section 4 shall prevail.

4.2.                                      To the extent required by the Ordinance or the ITA or otherwise deemed by the

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Committee to be advisable, the 3(9) Awards and/or any Shares or other securities issued or distributed with respect thereto granted pursuant to the Plan and this Appendix shall be issued to a trustee nominated by the Committee in accordance with the provisions of the Ordinance. In such event, the trustee shall hold such Awards and/or any Shares or other securities issued or distributed with respect thereto in trust, until exercised by the Participant or (if applicable) vested, and the full payment of tax arising therefrom, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will have been entered into between the Company and the trustee. If determined by the Committee, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Participant may become liable upon issuance of Shares, whether due to the exercise or (if applicable) vesting of Awards.

4.3.                                      Shares pursuant to a 3(9) Award shall not be issued, unless the Participant delivers to the Company payment in cash or by bank check or such other form acceptable to the Committee of all withholding taxes due, if any, on account of the Participant acquiring Shares under the Award or the Participant provides other assurance satisfactory to the Committee of the payment of those withholding taxes.

5.                                      AGREEMENT REGARDING TAXES; DISCLAIMER

5.1.                                      If the Committee shall so require, as a condition of exercise of an Award or the release of Shares by the Trustee, a Participant shall agree that, no later than the date of such occurrence, the Participant will pay to the Company (or the Trustee, as applicable) or make arrangements satisfactory to the Committee and the Trustee (if applicable) regarding payment of any applicable taxes and compulsory payments of any kind required by Applicable Law to be withheld or paid.

5.2.                                      TAX LIABILITY. ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OR (IF APPLICABLE) VESTING OF ANY AWARD, THE ASSUMPTION, SUBSTITUTION, CANCELLATION OR PAYMENT IN LIEU OF AWARDS OR FROM ANY OTHER ACTION IN CONNECTION WITH THE FOREGOING (INCLUDING WITHOUT LIMITATION ANY TAXES AND COMPULSORY PAYMENTS, SUCH AS SOCIAL SECURITY OR HEALTH TAX PAYABLE BY THE PARTICIPANT OR THE COMPANY IN CONNECTION THEREWITH) SHALL BE BORNE AND PAID SOLELY BY THE PARTICIPANT, AND THE PARTICIPANT SHALL INDEMNIFY THE COMPANY, THE AFFILIATE AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PAYMENT OR ANY PENALTY, INTEREST OR INDEXATION THEREON. EACH PARTICIPANT AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

5.3.                                      NO TAX ADVICE. THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING, EXERCISING OR DISPOSING OF AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE PARTICIPANT.

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5.4.                                      TAX TREATMENT. THE COMPANY DOES NOT UNDERTAKE OR ASSUME ANY LIABILITY OR RESPONSIBILITY TO THE EFFECT THAT ANY AWARD SHALL QUALIFY WITH ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT, OR BENEFIT FROM ANY PARTICULAR TAX TREATMENT OR TAX ADVANTAGE OF ANY TYPE AND THE COMPANY SHALL BEAR NO LIABILITY IN CONNECTION WITH THE MANNER IN WHICH ANY AWARD IS EVENTUALLY TREATED FOR TAX PURPOSES, REGARDLESS OF WHETHER THE AWARD WAS GRANTED OR WAS INTENDED TO QUALIFY UNDER ANY PARTICULAR TAX REGIME OR TREATMENT. THIS PROVISION SHALL SUPERSEDE ANY DESIGNATION OF AWARDS OR TAX QUALIFICATION INDICATED IN ANY CORPORATE RESOLUTION OR AWARD AGREEMENT, WHICH SHALL AT ALL TIMES BE SUBJECT TO THE REQUIREMENTS OF APPLICABLE LAW. THE COMPANY DOES NOT UNDERTAKE AND SHALL NOT BE REQUIRED TO TAKE ANY ACTION IN ORDER TO QUALIFY ANY AWARD WITH THE REQUIREMENTS OF ANY PARTICULAR TAX TREATMENT AND NO INDICATION IN ANY DOCUMENT TO THE EFFECT THAT ANY AWARD IS INTENDED TO QUALIFY FOR ANY TAX TREATMENT SHALL IMPLY SUCH AN UNDERTAKING. NO ASSURANCE IS MADE BY THE COMPANY OR THE AFFILIATE THAT ANY PARTICULAR TAX TREATMENT ON THE DATE OF GRANT WILL CONTINUE TO EXIST OR THAT THE AWARD WILL QUALIFY AT THE TIME OF EXERCISE OR DISPOSITION THEREOF WITH ANY PARTICULAR TAX TREATMENT. THE COMPANY AND THE AFFILIATE SHALL NOT HAVE ANY LIABILITY OR OBLIGATION OF ANY NATURE IN THE EVENT THAT AN AWARD DOES NOT QUALIFY FOR ANY PARTICULAR TAX TREATMENT, REGARDLESS WHETHER THE COMPANY COULD HAVE TAKEN ANY ACTION TO CAUSE SUCH QUALIFICATION TO BE MET AND SUCH QUALIFICATION REMAINS AT ALL TIMES AND UNDER ALL CIRCUMSTANCES AT THE RISK OF THE PARTICIPANT. THE COMPANY DOES NOT UNDERTAKE OR ASSUME ANY LIABILITY TO CONTEST A DETERMINATION OR INTERPRETATION (WHETHER WRITTEN OR UNWRITTEN) OF ANY TAX AUTHORITY, INCLUDING IN RESPECT OF THE QUALIFICATION UNDER ANY PARTICULAR TAX REGIME OR RULES APPLYING TO PARTICULAR TAX TREATMENT. IF THE AWARDS DO NOT QUALIFY UNDER ANY PARTICULAR TAX TREATMENT IT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO THE PARTICIPANT.

5.5.                                      The Company or the Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes and compulsory payments which the Trustee, the Company or the Affiliate is required by any Applicable Law to withhold in connection with any Awards (collectively, “Withholding Obligations”). Such actions may include (i) requiring Participants to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations and any other taxes and compulsory payments, payable by the Company in connection with the Award or the exercise or (if applicable) vesting thereof; (ii) subject to Applicable Law, allowing the Participants to provide Shares, in an amount that at such time, reflects a value that the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding Shares otherwise issuable upon the exercise of an Award at a value which is determined by the Committee to be sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing. The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Participant until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

5.6.                                      Each Participant shall notify the Company in writing promptly and in any event within ten (10) days after the date on which such Participant first obtains knowledge of any tax bureau inquiry,

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audit, assertion, determination, investigation, or question relating in any manner to the Awards granted or received hereunder or Shares issued thereunder and shall continuously inform the Company of any developments, proceedings, discussions and negotiations relating to such matter, and shall allow the Company and its representatives to participate in any proceedings and discussions concerning such matters. Upon request, a Participant shall provide to the Company any information or document relating to any matter described in the preceding sentence, which the Company, in its discretion, requires.

5.7.                                      With respect to 102 Non-Trustee Awards, if the Participant ceases to be employed by the Company or any Affiliate, the Participant shall extend to the Company and/or the Affiliate with whom the Participant is employed a security or guarantee for the payment of taxes due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the Rules.

6.                                      RIGHTS AND OBLIGATIONS AS A STOCKHOLDER

6.1.                                      A Participant shall have no rights as a stockholder of the Company with respect to any Shares covered by an Award until the Participant exercises the Award, pays the exercise price therefor and becomes the record holder of the subject Shares. In the case of 102 Awards or 3(9) Awards (if such Awards are being held by a Trustee), the Trustee shall have no rights as a stockholder of the Company with respect to the Shares covered by such Award until the Trustee becomes the record holder for such Ordinary Shares for the Participant’s benefit, and the Participant shall not be deemed to be a stockholder and shall have no rights as a stockholder of the Company with respect to the Shares covered by the Award until the date of the release of such Shares from the Trustee to the Participant and the transfer of record ownership of such Shares to the Participant (provided however that the Participant shall be entitled to receive from the Trustee any cash dividend or distribution made on account of the Shares held by the Trustee for such Participant’s benefit, subject to any tax withholding and compulsory payment). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date on which the Participant or Trustee (as applicable) becomes the record holder of the shares covered by an Award, except as provided in the Plan.

6.2.                                      With respect to Shares issued upon the exercise or (if applicable) vesting of Awards hereunder, any and all voting rights attached to such Ordinary Shares shall be subject to the provisions of the Plan, and the Participant shall be entitled to receive dividends distributed with respect to such Shares, subject to the provisions of the Company’s Certificate of Incorporation, as amended from time to time, and subject to any Applicable Law.

6.3.                                      The Company may, but shall not be obligated to, register or qualify the sale of Shares under any applicable securities law or any other Applicable Law.

6.4.                                      Shares issued pursuant to an Award shall be subject to the Company’s Certificate of Incorporation, any limitation, restriction or obligation applicable to stockholders included in any stockholders agreement applicable to all or substantially all of the holders of Shares (regardless of whether or not the Participant is a formal party to such stockholders agreement), any other governing documents of the Company, and all policies, manuals and internal regulations adopted by the Company from time to time, in each case, as may be amended from time to time, including any provisions included therein concerning restrictions or limitations on disposition of Shares (such as, but not limited to, right of first refusal and lock up/market stand-off) or grant of any rights with respect thereto, forced sale and bring along provisions, any provisions concerning restrictions on the use of inside information and other

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provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws. Each Participant shall execute such separate agreement(s) as may be requested by the Company relating to matters set forth in this Section 6.4. The execution of such separate agreement(s) may be a condition by the Company to the exercise of any Award.

7.                                      GOVERNING LAW

7.1.                                      This Appendix shall be governed by, and construed in accordance with, the laws of Delaware, without reference to conflicts of law principles, provided that if the Plan is assumed by a Successor Company which is incorporated in a different jurisdiction, for corporate and security law purposes, the Plan shall be governed by the laws of such jurisdiction (except its choice-of-law provisions), without reference to conflicts of law principles, except that applicable Israeli laws, rules and regulations (as amended) shall apply to any mandatory tax matters arising hereunder.

****

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FIRELAYERS LTD.

2016 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the FireLayers Ltd. (the “Company”) 2016 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Award Agreement (Restricted Stock Unit Agreement) (hereinafter “RSU Agreement”).

Name:

Address:

You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement.

Number of RSUs:

The number of shares obtained by dividing $[US dollar amount] by the “Per Share Payment Amount” as defined in, and determined pursuant to, the Share Purchase Agreement, and rounding down to the next whole number of ordinary shares of the Company, with no cash being payable for any fractional share eliminated by such rounding.

Date of Grant:	Closing Date of the Acquisition (as defined below).

Tax Route:	Section 102 Trustee Capital Gains Route.

Vesting Commencement Date:	The day immediately following the Closing Date of the Acquisition.

Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs. This RSU expires earlier if your Service terminates earlier, as described in the RSU Agreement.

Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in accordance with the following schedule: One-quarter (1/4) of the RSUs will vest upon each of the four (4) successive anniversaries of the Vesting Commencement Date.

In no event shall the RSUs vest with respect to any of shares underlying the RSU after your cessation of providing service to the Company or to any affiliate thereof. Notwithstanding anything to the contrary in this Notice, the RSU Agreement or the Plan, if the acquisition of the Company (the “Acquisition”) by Proofpoint, Inc. or any subsidiary thereof (the “Acquirer”) is not consummated by December 31, 2016 or such other date as may be agreed to by the Acquirer and the Company (the “Agreement Termination Date”), then the RSUs shall be of no force and effect, shall not be settled, and shall expire on the first business day following the Agreement Termination Date.

Additional Terms:

☒ If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference. No document need be attached as Attachment 1 if the box is not checked.

You understand that your employment or consulting relationship or Service with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the RSU Agreement or the Plan changes the at-will nature of that relationship. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service as an Employee, Director or Consultant of the Company. By accepting this RSU, you consent to electronic delivery as set forth in the RSU Agreement.

PARTICIPANT	FIRELAYERS LTD.

Signature:	By:

Print Name:	Its:

Attachment 1 to Notice of Grant of Restricted Stock Unit (Employee)

FIRELAYERS LTD.

2016 EQUITY INCENTIVE PLAN

Additional Terms and Conditions to Notice

Awardee:

Number of Shares:

Date of Grant: Closing Date of the Acquisition .

The following terms and conditions apply to the RSU described above and granted pursuant to the Notice of Grant of RSU to which this Attachment 1 is attached:

INVOLUNTARY TERMINATION IN CONNECTION WITH OR FOLLOWING
A CORPORATE TRANSACTION

1.                                      If (A) the RSU is assumed by the successor corporation of Proofpoint, Inc (or the parent thereof), in connection with a Corporate Transaction or is otherwise continued pursuant to the terms of Section 21.1 of the Plan and (B) an Involuntary Termination of your Service occurs in connection with or within eighteen (18) months following the effective date of that Corporate Transaction, then: (i) one hundred percent (100%) of the total number of unvested RSU Shares on the date of your termination shall automatically vest on an accelerated basis if, at the time of the Involuntary Termination, you had at least one year of continuous Service as an employee of the Company or (ii) if you provided Service for a lesser period, then the number of unvested RSU Shares that shall automatically vest upon the Involuntary Termination will be equal to the total number of unvested RSU Shares scheduled to be vested through the twelve (12) month anniversary of the date of Involuntary Termination according to the normal Vesting Schedule set forth in the Notice of Grant.

2.                                      If the RSU is not assumed by the successor corporation of Proofpoint, Inc (or the parent thereof), in connection with a Corporate Transaction or is not otherwise continued pursuant to the terms of Section 21.1 of the Plan, then: (i) one hundred percent (100%) of the total number of unvested RSU Shares shall automatically vest on an accelerated basis immediately prior to the effective date of that Corporate Transaction if, as of the effective date of the Corporate Transaction, you would have had at least one year of continuous Service as an employee of the Company, or (ii) if you provided Service for a lesser period, then the number of unvested RSU Shares that shall automatically vest immediately prior to the effective date of that Corporate Transaction will be equal to the total number of unvested RSU Shares scheduled to be vested through the twelve (12) month anniversary of the effective date of the Corporate Transaction according to the applicable Vesting Schedule set forth in the Notice of Grant.

3.                                      Notwithstanding anything to the contrary, in no event will the Acquisition be deemed a Corporate Transaction for purposes hereof.

4.                                      For purposes of this Addendum, an Involuntary Termination shall mean the termination of your Service by reason of:

i)                your involuntary dismissal or discharge by the Company for reasons other than for Cause, or

ii)             your voluntary resignation following: a change in your position with the Company (or Parent or Subsidiary employing you), without your written consent, which materially reduces your duties and responsibilities as measured against your duties or responsibilities immediately prior to the Corporate Transaction; provided, however, that such a material reduction shall not be deemed to occur if you are employed as an employee of the successor corporation (or a division of any successor corporation where such division encompasses all or substantially all of the Company’s business immediately prior to the Corporate Transaction (the “Business”)) with duties and responsibilities for the Business substantially similar to those you held prior to the Corporate Transaction; provided that as a condition to receipt of this automatic vesting acceleration benefit on account of an Involuntary Termination in connection with a Corporate Transaction, you shall render transition and integration services on a full-time basis to the successor for such period of time not to exceed one month as the successor may request.

iii)          your voluntary resignation following (A) a reduction in your level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based incentive program by more than fifteen percent (15%), or (B) a relocation of your place of employment by more than fifty (50) miles, provided and only if such reduction or relocation is effected by the Company or its successor without your consent.

IN WITNESS WHEREOF, Firelayers Ltd. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

FOR FIRELAYERS LTD.

By:

Title:

FIRELAYERS LTD.

2016 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Participant has been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.

The Board has adopted the Plan for the purpose of retaining the services of selected Employees, Directors and Consultants and other independent advisors who provide services to the Company (or any Affiliate).

1.              Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until the holder has satisfied any applicable tax withholding obligations pursuant to Section 10 below and such issuance otherwise complies with all applicable law. The Company shall issue and register the Shares in the name of the Trustee for the benefit of the Participant.

2.              Acceptance of Agreement. By signing this RSU Agreement, the Participant: (a) represents that the Participant has received copies of, and has read and is familiar with the terms and conditions of, the Notice, the Plan and this RSU Agreement, (b) accepts the RSU, the Shares issued upon the exercise thereof and/or any securities issued or distributed with respect thereto are subject to all of the terms and conditions of the Notice, the Plan this RSU Agreement, the Trust Agreement and any other documents ancillary hereto or thereto, and (c) agrees to accept as binding, conclusive and final all decisions and interpretations of the Board or the Committee upon any questions arising under the Notice, the Plan or this RSU Agreement (whether before or after the issuance of Shares pursuant to the RSUs). While certain terms and conditions are included in this RSU Agreement, such terms and conditions shall not in any way derogate from the applicability of all other terms and conditions set forth in the Plan. The Participant acknowledges that the terms and conditions of the Plan may be amended from time to time as set forth therein, and therefore, any reference to the Plan shall be deemed to refer to the Plan as amended from time to time, including any amendments adopted after the date of grant. Unless otherwise stated, in the event of any inconsistency or contradiction between any of the terms of this RSU Agreement and the provisions of the Plan, the terms and provisions of this RSU Agreement shall prevail.

3.              No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

4.              Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.

5.              No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

6.              Trust. The RSUs and any Shares issued upon conversion thereof shall be held or controlled by the Trustee, as required under Section 102 in accordance with the provisions of Section 102, the Plan and this RSU Agreement.

7.              Section 102 Awards.

7.1. Eligibility for Awards. Subject to Applicable Law, 102 Awards may only be granted to an “Employee” within the meaning of Section 102(a) of the Ordinance (which as of the date hereof means (i) individuals employed by an Israeli company being the Company or any of its Affiliates, and (ii) individuals who are serving and are engaged personally (and not through an entity) as “Office Holders”

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by such an Israeli company), but may not be granted to a Controlling Shareholder (“Eligible 102 Participants”). Eligible 102 Participants may receive only 102 Awards, which may either be granted to a Trustee or granted under Section 102 of the Ordinance without a Trustee.

7.2. 102 Award Grant Date.

7.2.1. Each 102 Award will be deemed granted on the date determined by the Committee, subject to Section 7.2.2, provided that (i) the Participant has signed all documents required by the Company or pursuant to applicable law, and (ii) with respect to 102 Trustee Awards, the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA, and if this RSU Agreement is not signed and delivered by the Participant within 90 days from the date determined by the Committee (subject to Section 7.2.2), then such 102 Trustee Award shall be deemed granted on such later date as this RSU Agreement is signed and delivered and on which the Company has provided all applicable documents to the Trustee in accordance with the guidelines published by the ITA. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in the Notice or in any corporate resolution or any agreement.

7.2.2. Unless otherwise permitted by the Ordinance, or in writing by the ITA any grants of 102 Trustee Awards that are made on or after the date of the adoption of this Plan or an amendment to this Plan, as the case may be, that may become effective only at the expiration of thirty (30) days after the filing of this Plan or any amendment thereof (as the case may be) with the ITA in accordance with the Ordinance shall be conditional upon the expiration of such 30-day period, such condition shall be read and is incorporated by reference into any corporate resolutions approving such grants and into this Agreement and any agreement evidencing such grants (whether or not explicitly referring to such condition), and the date of grant shall be at the expiration of such 30-day period, whether or not the date of grant indicated therein corresponds with this Section. In the case of any contradiction, this provision and the date of grant determined pursuant hereto shall supersede and be deemed to amend any date of grant indicated in the Notice or in any corporate resolution or any agreement.

7.2.3. To the extent and with respect to 102 Trustee Awards, the Participant acknowledges, undertakes and confirms that: (i) the Participant fully understand that Section 102 Ordinance and the rules and regulations enacted thereunder apply to the RSUs, and (ii) the Participant understands the provisions of Section 102 of the Ordinance, the tax track chosen thereunder and the implications thereof. If applicable, the terms of such RSUs shall also be subject to the terms of the Trust Agreement made between the Company and the Trustee for the benefit of the Participant, and the Participant shall sign all documents requested by the Company or the Trustee, in accordance with and under the trust agreement. A copy of the trust agreement is available for the Participant’s review, during normal working hours, at the Company’s offices.

7.3.    Participant Undertaking. Without derogating from the generality of the foregoing, to the extent and with respect to any RSUs that are 102 Capital Gain Track Awards, and as required by Section 102 of the Ordinance and the Rules, the Participant acknowledges, undertakes and confirms in writing the following (which shall be apply and relate to all Awards granted to the Participant, whether under this Plan or other plans maintained by the Company, and whether prior to or after the date hereof, if any):

7.3.1. The Participant shall comply with all terms and conditions set forth in Section 102 of the Ordinance with regard to the “Capital Gain Track” and the applicable rules and regulations promulgated thereunder, as amended from time to time;

7.3.2. The Participant is familiar with, and understand the provisions of, Section 102 of the Ordinance in general, and the tax arrangement under the “Capital Gain Track” in particular, and its tax consequences; the Participant agrees that the RSUs and Shares that may be issued upon settlement thereof (or otherwise in relation thereto), will be held by a trustee appointed pursuant to Section 102 of the Ordinance for at least the duration of the Holding Period, as defined in Section 102

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under the “Capital Gain Track”. The Participant understands that any release of such RSUs or Shares from trust, or any sale of the Share prior to the termination of the Holding Period, will result in taxation at marginal tax rate, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments; and

7.3.3. The Participant agrees to the trust agreement signed between the Company and the trustee appointed pursuant to Section 102 of the Ordinance and shall sign all documents requested by the Company or the Trustee, in accordance with and under the trust agreement.

8.              Termination. If Participant’s Service terminates for any reason, all unvested RSUs shall be forfeited to the
Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. In case of any dispute as to whether Participant’s termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

9.              Tax Matters and Consultation. THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING RSUS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE PARTICIPANT ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE PARTICIPANT. Notwithstanding anything to the contrary herein or in the Plan, including its Israeli appendix, and notwithstanding anything to the contrary, including the indication under “Type of Award” above, the Company shall be under no duty to ensure, and no representation or commitment is made, that the RSU qualifies or will qualify under any particular tax treatment (such as Section 102, ISO or any other treatment), nor shall the Company be required to take any action for the qualification of any RSU under such tax treatment. If the RSUs do not qualify under any particular tax treatment it could result in adverse tax consequences to the Participant. By signing below, Participant agrees that the Company and its Affiliates and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by Participant as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, an RSU does not qualify for any particular tax treatment.

10.       Withholding Taxes and Stock Withholding. Participant with more than one residency for tax purposes may be subject to taxation in several jurisdictions. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer and/or the Trustee (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer and/or the Trustee to satisfy all withholding and payment on account obligations of the Company and/or the Employer and/or the Trustee. In this regard, you authorize the Company and/or the Employer and/or the Trustee to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer and/or the Trustee. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization), or (c) any other arrangement approved by the Company. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. Finally, you shall pay to the

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Company or the Employer or the Trustee any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

11.       Acknowledgement. The Company and Participant agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan, the Notice and the Trust Agreement and any other documents ancillary hereto or thereto.

12.       Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

13.       Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Ordinary Shares may be listed or quoted at the time of such issuance or transfer.

14.       No Liability of Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares pursuant to this RSU shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained.

15.       Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State Israel, without giving effect to principles of conflicts of law, provided that if this RSU Agreement is assumed by a successor company which is incorporated in a different jurisdiction, for corporate and security law purposes, the Agreement shall be governed by the laws of such jurisdiction (except its choice-of-law provisions).

16.       No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s Service, for any reason, with or without cause.

17.       Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, Participant consents to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company and its successors and assigns, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to

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a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Participant acknowledges that Participant may receive from the Company a paper copy of any documents delivered electronically at no cost if Participant contacts the Company by telephone, through a postal service or electronic mail [   ]. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, Participant understands that Participant is not required to consent to electronic delivery.

18.  Successors and Assigns. Subject to the limitations set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Employee, Employee’s assigns and the legal representatives, heirs and legatees of Employee’s estate.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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